Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
July 6, 2004

           UNITED NATURAL FOODS, INC. PROVIDES OUTLOOK FOR FISCAL 2005
   Revenue is Expected to Increase to $1.9 Billion - $2.0 Billion and Earnings
               Per Share is Expected to Increase to $0.93 - $0.97

Dayville, Connecticut - July 6, 2004 -- United Natural Foods, Inc., (Nasdaq:
UNFI) announced today that it anticipates revenues, for the fiscal year ending July 31, 2005, in the range of $1.9 billion to $2.0 billion, representing growth of approximately 17% - 22% over fiscal year 2004. The Company also noted that its gross margin is expected to be in the low to mid 19% range.

The Company expects earnings per diluted share, excluding potential special items, in the range of $0.93 - $0.97 per share, or a 25% - 26% increase over fiscal 2004. This guidance reflects the continued improvements in Operating Margins, including the negative financial impact related to increased medical costs, which reduces earnings per share by approximately $0.02. Special items may include labor, moving and other costs related to the expansion of the Company's distribution facilities. However, at this time the Company does not know the extent or significance of these items or whether the Company will in fact incur any of these or other special items in fiscal 2005. The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

The Company plans to continue to invest in people, facilities, equipment and new technologies. The fiscal 2005 plan includes several capital projects that reflect the ongoing strength and growth of the Company's business. Capital expenditures are expected to be in the range of $35 million to $38 million during fiscal year 2005. These projects will provide both new facilities and technology that will provide the Company with capacity to continue to support the growth and expansion of their customers. The Company expects to incur approximately $100 million to $125 million in cumulative capital expenditures during the three years from fiscal 2005 through fiscal 2007.

"We are benefiting from favorable trends in the natural products industry and we will look to take advantage of historically low interest rates by scheduling several capital projects that reflect the ongoing strength in the growth of our business," said Steven Townsend, the Company's Chair and Chief Executive Officer. "United Natural Foods is committed to being the highest quality and lowest cost distributor for the natural products industry and we place our customer at the center of all we do. We are committing to providing industry leading value-added service, offering an extensive selection of high-quality natural and organic products and having modern, state-of-the art distribution

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centers and delivery equipment. Consequently, we believe these projects will help build the foundation for United Natural Foods to continue leading the natural and organic industry into the future. As we look ahead to fiscal 2005, we will continue to pursue a broad range of internal and external growth strategies as a means to drive organic growth and gain market share. Our entire organization is highly focused on improving our profitability, expanding our customer base and increasing our penetration with existing accounts. Central to this success is our commitment to delivering superior customer and supplier services as well as providing innovative programs."


About United Natural Foods

United Natural Foods, Inc. carries and distributes over 35,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web site at www.unfi.com.

AT THE COMPANY:               AT FINANCIAL REALTIONS BOARD:
Rick D. Puckett               Joseph Calabrese
Chief Financial Officer       General Information
(860) 779-2800                (212) 445-8434

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 14, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.